Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2010 (except for Note 1, Immaterial Correction Related to Prior Periods, and Note 17, Industry Segment and Geographic Data, as to which the date is March 9, 2011) with respect to the consolidated financial statements and schedule included in the Annual Report of Standard Motor Products, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2010. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

New York, New York
May 19, 2011